Exhibit 99.1

Redfin Corporation

Quarterly Financial Statements

For the Quarter Ended June 30, 2025

1

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

Redfin Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts, unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$173,423	$124,743
Restricted cash	136	229
Accounts receivable, net of allowances for credit losses of $4,980 and $4,571	47,578	48,730
Loans held for sale	164,900	152,426
Prepaid expenses	24,648	26,853
Other current assets	29,185	22,457
Total current assets	439,870	375,438
Property and equipment, net	37,323	41,302
Right-of-use assets, net	20,093	23,713
Mortgage servicing rights, at fair value	2,494	2,736
Goodwill	461,349	461,349
Intangible assets, net	44,328	99,543
Contract asset, noncurrent	35,711	—
Other assets, noncurrent	7,507	8,376
Total assets	$1,048,675	$1,012,457
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$27,163	$16,847
Accrued and other liabilities	126,090	82,709
Warehouse credit facilities	158,239	146,629
Convertible senior notes, net	73,669	73,516
Lease liabilities	12,483	12,862
Total current liabilities	397,644	332,563
Lease liabilities, noncurrent	15,320	19,855
Convertible senior notes, net, noncurrent	499,671	498,691
Term loan	242,654	243,344
Deferred revenue, noncurrent	72,321	—
Deferred tax liabilities	756	672
Total liabilities	1,228,366	1,095,125
Commitments and contingencies (Note 5)
Stockholders’ deficit
Common stock—par value $0.001 per share; 500,000,000 shares authorized; 130,446,226 and 126,389,290 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	130	126
Additional paid-in capital	939,401	905,506
Accumulated other comprehensive loss	(204)	(166)
Accumulated deficit	(1,119,018)	(988,134)
Total stockholders’ deficit	(179,691)	(82,668)
Total liabilities and stockholders’ deficit	$1,048,675	$1,012,457

See Notes to the consolidated financial statements.

2

Redfin Corporation and Subsidiaries

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$280,496	$295,203	$501,523	$520,682
Cost of revenue	177,982	185,617	328,375	340,284
Gross profit	102,514	109,586	173,148	180,398
Operating expenses
Technology and development	38,329	42,215	77,816	88,644
Marketing	48,017	40,260	87,282	65,138
General and administrative	41,921	54,705	98,389	122,578
Restructuring and reorganization	6,319	1,334	27,248	2,223
Total operating expenses	134,586	138,514	290,735	278,583
Loss from operations	(32,072)	(28,928)	(117,587)	(98,185)
Interest income	1,469	1,461	2,588	3,293
Interest expense	(7,738)	(6,086)	(15,521)	(10,960)
Income tax (expense) benefit	47	(559)	(208)	(387)
Gain on extinguishment of convertible senior notes	—	6,314	—	12,000
Other expense, net	(71)	(82)	(156)	(415)
Net loss	$(38,365)	$(27,880)	$(130,884)	$(94,654)

Dividends on convertible preferred stock	$—	$(191)	$—	$(424)

Net loss attributable to common stock—basic and diluted	$(38,365)	$(28,071)	$(130,884)	$(95,078)
Net loss per share attributable to common stock—basic and diluted	$(0.30)	$(0.23)	$(1.02)	$(0.80)
Weighted-average shares to compute net loss per share attributable to common stock—basic and diluted	128,887,946	120,393,897	128,032,924	119,379,082

Net loss	$(38,365)	$(27,880)	$(130,884)	$(94,654)
Other comprehensive income
Foreign currency translation adjustments	(15)	1	(38)	(2)
Unrealized gain on available-for-sale debt securities	—	—	—	40
Comprehensive loss	$(38,380)	$(27,879)	$(130,922)	$(94,616)

See Notes to the consolidated financial statements.

3

Redfin Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net loss	$(130,884)	$(94,654)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,428	23,855
Stock-based compensation	29,699	35,640
Contract asset amortization	3,792	—
Amortization of debt discount and issuance costs	1,693	1,372
Non-cash lease expense	5,204	6,164
Impairment costs	—	—
Net gain on IRLCs, forward sales commitments, and loans held for sale	(1,433)	(2,196)
Change in fair value of mortgage servicing rights, net	184	(944)
Gain on extinguishment of convertible senior notes	—	(12,000)
Other	4,489	380
Change in assets and liabilities:
Accounts receivable, net	1,152	(23,928)
Inventory	—	—
Prepaid expenses and other assets	5,286	2,100
Accounts payable	10,290	1,135
Accrued and other liabilities and deferred tax liabilities	22,380	35,360
Deferred revenue	92,321	—
Lease liabilities	(6,969)	(8,116)
Origination of mortgage servicing rights	(38)	(84)
Proceeds from sale of mortgage servicing rights	96	30,503
Origination of loans held for sale	(1,700,794)	(1,989,240)
Proceeds from sale of loans originated as held for sale	1,690,039	1,940,725
Net cash provided by (used in) operating activities	41,935	(53,928)
Investing activities
Purchases of property and equipment	(6,266)	(6,795)
Purchases of investments	—	—
Sales of investments	—	39,225
Maturities of investments	—	6,395
Cash paid for acquisition, net of cash, cash equivalents, and restricted cash acquired	—	—
Net cash (used in) provided by investing activities	(6,266)	38,825
Financing activities
Proceeds from the issuance of common stock pursuant to employee equity plans	3,986	2,158
Tax payments related to net share settlements on restricted stock units	(1,390)	(940)
Borrowings from warehouse credit facilities	1,714,840	1,987,822
Repayments to warehouse credit facilities	(1,703,230)	(1,937,227)
Principal payments under finance lease obligations	—	(46)
Repurchases of convertible senior notes	—	(106,953)
Repayment of term loan principal	(1,250)	(938)
Payments of debt issuance costs	—	(2,203)
Proceeds from term loan	—	125,000
Net cash provided by (used in) financing activities	12,956	66,673
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(38)	(2)
Net change in cash, cash equivalents, and restricted cash	48,587	51,568
Cash, cash equivalents, and restricted cash:
Beginning of period(1)	124,972	151,000
End of period(2)	$173,559	$202,568

Supplemental disclosure of cash flow information
Cash paid for interest	$18,749	$13,417
Non-cash transactions
Stock-based compensation capitalized in property and equipment	1,605	2,263
Property and equipment additions in accounts payable and accrued liabilities	(23)	23
Leasehold improvements paid directly by lessor	481	—
Recharacterization from intangible assets, net to other current assets and contract asset, noncurrent	49,378	—

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(1) Cash, cash equivalents, and restricted cash consisted of the following (beginning of period):

	As of December 31,
	2024	2023
Cash and cash equivalents	$124,743	$149,759
Restricted cash	229	1,241
Total cash, cash equivalents, and restricted cash	124,972	151,000

(2) Cash, cash equivalents, and restricted cash consisted of the following (end of period):

	As of June 30,
	2025	2024
Cash and cash equivalents	$173,423	$201,812
Restricted cash	136	756
Total cash, cash equivalents, and restricted cash	173,559	202,568

See Notes to the consolidated financial statements.

5

Redfin Corporation and Subsidiaries

Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit

(in thousands, except share amounts, unaudited)

	Series A Convertible Preferred Stock		Common Stock		Additional	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Loss	Deficit
Balance, March 31, 2025	—	$—	128,022,988	$128	$922,728	$(1,080,653)	$(189)	$(157,986)
Issuance of common stock pursuant to employee stock purchase program	—	—	285,955	—	1,893	—	—	1,893
Issuance of common stock pursuant to exercise of stock options	—	—	30,850	—	257	—	—	257
Issuance of common stock pursuant to settlement of restricted stock units	—	—	2,204,265	2	(2)	—	—	—
Common stock surrendered for employees' tax liability upon settlement of restricted stock units	—	—	(97,832)	—	(669)	—	—	(669)
Stock-based compensation	—	—	—	—	15,194	—	—	15,194
Other comprehensive loss	—	—	—	—	—	—	(15)	(15)
Net loss	—	—	—	—	—	(38,365)	—	(38,365)
Balance, June 30, 2025	—	$—	130,446,226	$130	$939,401	$(1,119,018)	$(204)	$(179,691)

Balance, March 31, 2024	40,000	$39,970	119,440,241	$119	$844,383	$(890,107)	$(145)	$(45,750)
Issuance of convertible preferred stock, net	—	11	—	—	—	—	—	—
Issuance of common stock as dividend on convertible preferred stock	—	—	30,640	—	—	—	—	—
Issuance of common stock pursuant to employee stock purchase program	—	—	386,301	—	1,974	—	—	1,974
Issuance of common stock pursuant to exercise of stock options	—	—	14,215	—	91	—	—	91
Issuance of common stock pursuant to settlement of restricted stock units	—	—	1,930,743	3	(3)	—	—	—
Common stock surrendered for employees' tax liability upon settlement of restricted stock units	—	—	(58,520)	—	(411)	—	—	(411)
Stock-based compensation	—	—	—	—	19,229	—	—	19,229
Other comprehensive income	—	—	—	—	—	—	1	1
Net loss	—	—	—	—	—	(27,880)	—	(27,880)
Balance, June 30, 2024	40,000	$39,981	121,743,620	$122	$865,263	$(917,987)	$(144)	$(52,746)

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	Series A Convertible Preferred Stock		Common Stock		Additional	Accumulated	Accumulated Other Comprehensive	Total Stockholders
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Loss	Deficit
Balance, December 31, 2024	—	$—	126,389,289	$126	$905,506	$(988,134)	$(166)	$(82,668)
Issuance of convertible preferred stock, net	—	—	—	—	—	—	—	—
Issuance of common stock as dividend on convertible preferred stock	—	—	—	—	—	—	—	—
Issuance of common stock pursuant to employee stock purchase program	—	—	285,955	—	1,893	—	—	1,893
Issuance of common stock pursuant to exercise of stock options	—	—	271,715	—	2,092	—	—	2,092
Issuance of common stock pursuant to settlement of restricted stock units	—	—	3,680,906	4	(4)	—	—	—
Common stock surrendered for employees' tax liability upon settlement of restricted stock units	—	—	(181,639)	—	(1,389)	—	—	(1,389)
Stock-based compensation	—	—	—	—	31,303	—	—	31,303
Other comprehensive income	—	—	—	—	—	—	(38)	(38)
Net loss	—	—	—	—	—	(130,884)	—	(130,884)
Balance, June 30, 2025	—	$—	130,446,226	$130	$939,401	$(1,119,018)	$(204)	$(179,691)

Balance, December 31, 2023	40,000	$39,959	117,372,171	$117	$826,146	$(823,333)	$(182)	$2,748
Issuance of convertible preferred stock, net	—	22	—	—	—	—	—	—
Issuance of common stock as dividend on convertible preferred stock	—	—	61,280	—	—	—	—	—
Issuance of common stock pursuant to employee stock purchase program	—	—	386,301	—	1,974	—	—	1,974
Issuance of common stock pursuant to exercise of stock options	—	—	29,548	—	185	—	—	185
Issuance of common stock pursuant to settlement of restricted stock units	—	—	4,030,126	5	(5)	—	—	—
Common stock surrendered for employees' tax liability upon settlement of restricted stock units	—	—	(135,806)	—	(940)	—	—	(940)
Stock-based compensation	—	—	—	—	37,903	—	—	37,903
Other comprehensive income	—	—	—	—	—	—	38	38
Net loss	—	—	—	—	—	(94,654)	—	(94,654)
Balance, June 30, 2024	40,000	$39,981	121,743,620	$122	$865,263	$(917,987)	$(144)	$(52,746)

See Notes to the consolidated financial statements.

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8

Redfin Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts, unaudited)

Note 1: Summary of Accounting Policies

Transaction with Rocket Companies—On March 9, 2025 we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Rocket Companies, Inc. ("Rocket"), and Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Rocket ("Merger Sub"). The Merger Agreement provides for the merger of Merger Sub with and into us, with us continuing as the surviving corporation and as a direct wholly owned subsidiary of Rocket (the "Merger").The Merger was successfully completed on July 1, 2025.

Under the terms of the Merger Agreement, all of our issued and outstanding shares of common stock, par value $0.001 per share were converted into the right to receive 0.7926 shares of Rocket's Class A common stock, par value $0.00001 per share (the "Rocket Stock") and the cash payable in lieu of fractional shares, without interest and subject to any applicable withholding taxes.

The Merger Agreement contains customary representations, warranties, and covenants. The consummation of the Merger was conditioned on the receipt of the approval of our stockholders, as well as the satisfaction of other customary closing conditions, including domestic and foreign regulatory approvals and performance in all material respects by each party of its obligations under the Merger Agreement. Consummation of the Merger was not subject to a financing condition. Following the consummation of the Merger, we ceased to be a publicly traded company and our common stock was delisted from the Nasdaq Global Select Market.

Other than transaction expenses associated with the Merger of $11,571 recorded in general and administrative expense in the accompanying condensed consolidated statements of operations for the six months ended June 30, 2025, the terms of the Merger Agreement did not impact our condensed consolidated financial statements.

Zillow Partnership—On February 6, 2025, we entered into a Content License Agreement and Partnership Agreement with Zillow, Inc. ("Zillow"). Under the Content License Agreement, Zillow will become the exclusive provider of multifamily rental property listings with more than 25 units ("Rental Listings") on our websites, including Redfin.com, Rent.com, and ApartmentGuide.com. The Content License Agreement has an initial five-year term beginning on the date Zillow's Rental Listings first become viewable on Zillow and Redfin websites, with automatic renewal options for two additional two-year terms unless terminated with twelve months' notice prior to the end of the current term.

Under the Content License Agreement, we will allow Zillow to display their properties on our websites. Zillow will send us their property content through a data feed. When visitors to our websites show interest in Zillow provided property content, we will send these potential customer leads to Zillow through an application programming interface. We have agreed to meet certain minimum thresholds for delivering these leads. Zillow will pay us for each valid potential customer we send them. The payment rates will vary depending on the type of property. Zillow has guaranteed us a minimum payment of $75,000 for our lead generation services for the first twelve months after the official transition date, which is July 31, 2025. Lead generation activities under this agreement commenced in the second quarter of 2025.

Under the Partnership Agreement, in February 2025, we also received an upfront payment of $100,000 from Zillow, which is separate from the lead-generated revenue we will receive for leads delivered under the Content License Agreement.

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In connection with this agreement, we plan to restructure our rentals business between February and July 2025, primarily through the elimination of certain employee roles within or supporting the rentals business, which is expected to impact approximately 450 employees. We recorded $24,061 in restructuring and reorganization expense in our consolidated statement of comprehensive loss primarily related to employee costs, impairment of property and equipment, and write-offs of customer accounts receivable in the six months ended June 30, 2025. We do not expect any further restructuring charges related to this activity. The details of the restructuring costs were as follows:

Restructuring and reorganization charges	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Employee costs	$3,813	$15,851
Impairment of property and equipment and prepaid expenses	—	4,352
Write-off of accounts receivable	1,375	3,858
	$5,188	$24,061

Zillow Partnership Revenue Recognition—We determined that the Content License Agreement and Partnership Agreement should be combined and accounted for as a single contract under Accounting Standards Codification ("ASC") 606, Revenue from Contracts with Customers. The combined contract contains a single performance obligation composed of interdependent and interconnected obligations to provide content license and lead generation services to Zillow.

The transaction price includes two variable components. The $100,000 upfront payment received under the Partnership Agreement is recognized as deferred revenue initially and will be recognized on a straight-line basis over the five-year initial contract term, which approximates the pattern of satisfaction of our performance obligation. We do not believe it is probable that a significant reversal in the amount of the upfront payment and its related revenue recognized will occur. The variable consideration related to the per-lead fees will be recognized over time based on the actual number of leads generated, which began in the second quarter of 2025. We believe the minimum payment guarantee is intended to act as a protective measure only based on our historical traffic and website performance. As such, we do not consider it to represent a substantive minimum nor have any impact on revenue recognition patterns.

Zillow Partnership Contract Fulfillment Costs—The customer relationships acquired as part of our 2021 acquisition of Rent., which were previously recorded in intangible assets, net in our consolidated balance sheets and that are being used to satisfy and fulfill the Partnership Agreement, have been recharacterized as costs to fulfill a contract under ASC 340-40, Other Assets and Deferred Costs. These costs relate directly to the contract, generate resources that will be used in satisfying performance obligations in the future, and are expected to be recovered through the upfront payment and per-lead fees.

These contract fulfillment costs are being amortized over time on a straight-line basis over the initial five-year contract term, which is the period over which the asset is expected to provide economic benefit. We assess these assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.

10

We amortized the customer relationships, recorded in intangible assets, net in our consolidated balance sheets, through the date of the Partnership Agreement with Zillow. Upon the commencement of the Partnership Agreement with Zillow and receipt of the $100,000 upfront payment, we recharacterized the related customer relationships to a contract asset and recorded deferred revenue. For the six months ended June 30, 2025, contract asset amortization is recorded within cost of revenue, and we recognized a portion of the revenue of the upfront payment that was deferred and it is recorded within revenue in our consolidated statements of comprehensive loss. The initial recognition of deferred revenue, contract asset, and recharacterization of our customer relationships related to the Zillow Partnership were as follows:

Description	Financial Statement Line Item	Period Ended December 31, 2024	Initial recognition and recharacterization of intangible assets, contract assets, and deferred revenue	Period Ended June 30, 2025
Contract assets
Contract fulfillment costs	Other current assets	N/A	$9,876	$9,876
Contract fulfillment costs	Contract asset, noncurrent	N/A	39,502	35,711
Customer relationships	Intangible assets, net	50,313	(49,378)	—
Total		$50,313	$—	$45,587
Deferred revenue ($100,000 receipt of cash)
Deferred revenue	Accrued and other liabilities	N/A	$20,000	$20,000
Deferred revenue	Deferred revenue, noncurrent	N/A	80,000	72,321
Total			$100,000	$92,321

Basis of Presentation—The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

The financial information as of December 31, 2024 that is included herein is derived from the audited consolidated financial statements and notes for the year ended December 31, 2024 included in Item 8 in our annual report for the year ended December 31, 2024. Such financial information should be read in conjunction with the notes of the consolidated financial statements included in our annual report.

The unaudited consolidated interim financial statements, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of June 30, 2025, our statements of comprehensive loss, and statements of changes in mezzanine equity and stockholders’ (deficit) equity for the three and six months ended June 30, 2025 and 2024, as well as our statements of cash flows for the six months ended June 30, 2025 and 2024. The results for the three and six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any interim period or for any other future year.

Principles of Consolidation—The unaudited consolidated interim financial statements include the accounts of Redfin Corporation and our wholly owned subsidiaries. Intercompany transactions and balances have been eliminated.

Use of Estimates—The preparation of consolidated financial statements, in conformity with GAAP, requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and results of operations during the respective periods. Our estimates include, but are not limited to, valuation of deferred income taxes, stock-based compensation, capitalization of website and software development costs, the incremental borrowing rate for the determination of the present value of lease payments, recoverability of intangible assets with finite lives, fair value of our mortgage loans held for sale (“LHFS”) and mortgage servicing rights, estimated useful life of intangible assets, fair value of reporting units for purposes of allocating and evaluating goodwill for impairment, and current expected credit losses on certain financial assets. The amounts ultimately realized from the affected assets or ultimately recognized as liabilities will depend on, among other factors, general business conditions and could differ materially in the near term from the carrying amounts reflected in the consolidated financial statements.

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Recently Adopted Accounting Pronouncements—None.

Recently Issued Accounting Pronouncements—In December 2023, the FASB issued authoritative guidance under ASU 2023-09, Income Taxes - Improvements to Income Tax Disclosures. The ASU enhances annual income tax disclosures to address investor requests for more information about the tax risks and opportunities present in an entity’s worldwide operations. The two primary enhancements disaggregate existing income tax disclosures related to the effective tax rate reconciliation and income taxes paid. The amendments in this ASU are effective for annual periods beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the potential impact of the guidance on our financial statement disclosures.

Note 2: Financial Instruments

Derivatives

Our primary market exposure is to interest rate risk, specifically U.S. treasury and mortgage interest rates, due to their impact on mortgage-related assets and commitments. We use forward sales commitments on whole loans and mortgage-backed securities to manage and reduce this risk. We do not have any derivative instruments designated as hedging instruments.

Forward Sales Commitments—We are exposed to interest rate and price risk on loans held for sale from the funding date until the date the loan is sold. Forward sales commitments on whole loans and mortgage-backed securities are used to fix the forward sales price that will be realized at the sale of each loan.

Interest Rate Lock Commitments—Interest rate lock commitments ("IRLCs") represent an agreement to extend credit to a mortgage loan applicant. We commit (subject to loan approval) to fund the loan at the specified rate, regardless of changes in market interest rates between the commitment date and the funding date. Outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of commitment through the loan funding date or expiration date. Loan commitments generally range between 30 and 90 days and the borrower is not obligated to obtain the loan. Therefore, IRLCs are subject to fallout risk, which occurs when approved borrowers choose not to close on the underlying loans. We review our commitment-to-closing ratio ("pull-through rate") as part of an estimate of the number of mortgage loans that will fund according to the IRLCs.

The notional amounts of our forward sales commitments and IRLCs were as follows:

Instrument	June 30, 2025	December 31, 2024
Forward sales commitments	$266,756	$270,050
IRLCs	184,767	197,336

The locations and amounts of gains (losses) recognized in income related to our derivatives were as follows:

		Three Months Ended June 30,		Six Months Ended June 30,
Instrument	Classification	2025	2024	2025	2024
Forward sales commitments	Revenue	$(705)	$(470)	$(2,229)	$1,936
IRLCs	Revenue	(1,163)	(2,624)	1,944	(99)

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Fair Value of Financial Instruments

A summary of assets and liabilities related to our financial instruments, measured at fair value on a recurring basis and as reflected in our consolidated balance sheets, is set forth below:

	Balance at June 30, 2025	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents
Money market funds	$119,815	$119,815	$—	$—
Total cash equivalents	119,815	119,815	—	—
Loans held for sale	164,900	—	164,900	—
Other current assets
Forward sales commitments	265	—	265	—
IRLCs	4,958	—	—	4,958
Total other current assets	5,223	—	265	4,958
Mortgage servicing rights, at fair value	2,494	—	—	2,494
Total assets	$292,432	$119,815	$165,165	$7,452
Liabilities
Accrued liabilities
Forward sales commitments	$1,807	$—	$1,807	$—
IRLCs	151	—	—	151
Total liabilities	$1,958	$—	$1,807	$151

	Balance at December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents
Money market funds	$65,599	$65,599	$—	$—
Total cash equivalents	65,599	65,599	—	—
Loans held for sale	152,426	—	152,426	—
Other current assets
Forward sales commitments	1,063	—	1,063	—
IRLCs	3,359	—	—	3,359
Total other current assets	4,422	—	1,063	3,359
Mortgage servicing rights, at fair value	2,736	—	—	2,736
Total assets	$225,183	$65,599	$153,489	$6,095
Liabilities
Accrued liabilities
Forward sales commitments	$377	$—	$377	$—
IRLCs	496	—	—	496
Total liabilities	$873	$—	$377	$496

There were no transfers into or out of Level 3 financial instruments during the periods presented.

The significant unobservable input used in the fair value measurement of IRLCs is the pull-through rate. Significant changes in the input could result in a significant change in fair value measurement.

The following is a quantitative summary of key unobservable inputs used in the valuation of IRLCs and Mortgage Servicing Rights (“MSRs”):

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		June 30, 2025		December 31, 2024
Key Inputs	Valuation Technique	Range	Weighted- Average	Range	Weighted- Average
IRLCs
Pull-through rate	Market pricing	68.4% - 98.1%	86.2%	74.2% - 100.0%	92.4%
MSRs
Prepayment speed	Discounted cash flow	6.0% - 29.0%	8.3%	6.0% - 23.0%	8.0%
Default rates	Discounted cash flow	0.1% - 1.1%	0.5%	0.1% - 1.2%	0.2%
Discount rate	Discounted cash flow	9.5% - 17.5%	9.8%	10.0% - 18.0%	10.3%

The following is a summary of changes in the fair value of IRLCs:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Balance, net—beginning of period	$5,970	$6,977	$2,863	$4,453
Issuances of IRLCs	12,109	13,262	25,945	29,324
Settlements of IRLCs	(14,636)	(14,670)	(26,287)	(29,409)
Fair value changes recognized in earnings	1,364	(1,216)	2,286	(15)
Balance, net—end of period	$4,807	$4,353	$4,807	$4,353

The following is a summary of changes in the fair value of MSRs:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Balance—beginning of period	$2,614	$32,328	$2,736	$32,171
MSRs originated	6	23	38	84
MSRs sales	(51)	(30,234)	(96)	(30,503)
Fair value changes recognized in earnings	(75)	578	(184)	943
Balance, net—end of period	$2,494	$2,695	$2,494	$2,695

The following table presents the estimated fair values of our convertible senior notes that are not recorded at fair value on our consolidated balance sheets:

	June 30, 2025	December 31, 2024
2025 notes	$72,291	$69,933
2027 notes	453,792	388,594

The estimated fair value of our convertible senior notes is based on the closing trading price of the notes on the last day of trading for the period and is classified as Level 2 within the fair value hierarchy due to the limited trading activity of the notes. See Note 10 for additional details on our convertible senior notes.

Assets and liabilities recognized or disclosed at fair value on a nonrecurring basis include items such as property and equipment, goodwill and other intangible assets, and other assets. These assets are remeasured at fair value if determined to be impaired.

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The cost or amortized cost, gross unrealized gains and losses, and estimated fair market value of our cash, money market funds, and restricted cash were as follows:

	June 30, 2025
	Fair Value Hierarchy	Cost or Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value	Cash, Cash Equivalents, and Restricted Cash
Cash	N/A	$53,608	$—	$—	$53,608	$53,608
Money markets funds	Level 1	119,815	—	—	119,815	119,815
Restricted cash	N/A	136	—	—	136	136
Total		$173,559	$—	$—	$173,559	$173,559

	December 31, 2024
	Fair Value Hierarchy	Cost or Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value	Cash, Cash Equivalents, and Restricted Cash
Cash	N/A	$59,144	$—	$—	$59,144	$59,144
Money markets funds	Level 1	65,599	—	—	65,599	65,599
Restricted cash	N/A	229	—	—	229	229
Total		$124,972	$—	$—	$124,972	$124,972

As of June 30, 2025 and December 31, 2024, we do not have any investments.

Note 3: Property and Equipment

The components of property and equipment were as follows:

	Useful Lives (Years)	June 30, 2025	December 31, 2024
Leasehold improvements	Shorter of lease term or economic life	$25,569	$25,195
Website and software development costs	3 - 5	87,951	88,948
Computer and office equipment	3 - 5	13,716	14,032
Software	3	1,607	1,607
Furniture	7	6,224	6,688
Property and equipment, gross		135,067	136,470
Accumulated depreciation and amortization		(102,143)	(99,679)
Construction in progress		4,399	4,511
Property and equipment, net		$37,323	$41,302

The following table summarizes depreciation and amortization and capitalized software development costs:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Depreciation and amortization for property and equipment	$4,787	$4,752	$9,591	$9,403
Capitalized software development costs, including stock-based compensation	3,195	4,015	6,211	8,565

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Note 4: Leases

We lease office space under noncancelable operating leases with original terms ranging from one to 11 years, and prior to September 30, 2024, vehicles under noncancelable finance leases with terms of four years. Generally, the operating leases require a fixed minimum rent with contractual minimum rent increases over the lease term. The components of lease expense were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Lease Cost	2025	2024	2025	2024
Operating lease cost:
Operating lease cost (cost of revenue)	$1,712	$2,212	$3,466	$4,589
Operating lease cost (operating expenses)	1,202	1,213	2,407	2,429
Short-term lease cost	508	649	1,084	1,335
Sublease income	(292)	(434)	(584)	(935)
Total operating lease cost	$3,130	$3,640	$6,373	$7,418

Finance lease cost:
Amortization of right-of-use assets	$—	$23	$—	$48
Interest on lease liabilities	—	2	—	5
Total finance lease cost	$—	$25	$—	$53

	Operating		Total Lease Obligations
Maturity of Lease Liabilities	Lease Liabilities(2)	Other Leases
2025, excluding the six months ended June 30, 2025	$6,914	$676	$7,590
2026	11,880	290	12,170
2027	6,695	110	6,805
2028	2,309	90	2,399
2029	1,094	93	1,187
Thereafter	488	31	519
Total lease payments	$29,380	$1,290	$30,670
Less: Interest(1)	1,577
Present value of lease liabilities	$27,803

(1) Includes interest on operating leases of $933 due within the next twelve months.

(2) Excludes sublease income. As of June 30, 2025, we expect sublease income of approximately $347 to be received for the remainder of fiscal year 2025.

Lease Term and Discount Rate	June 30, 2025	December 31, 2024
Weighted-average remaining operating lease term (years)	2.6	2.8
Weighted-average discount rate for operating leases	4.5%	4.5%

	Six Months Ended June 30,
Supplemental Cash Flow Information	2025	2024
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$7,469	$9,007
Operating cash flows from finance leases	—	5
Financing cash flows from finance leases	—	39
Right-of-use assets obtained in exchange for lease liabilities
Operating leases	$2,214	$3,192
Finance leases	—	69

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Note 5: Commitments and Contingencies

Legal Proceedings

Below is a discussion of our material, pending legal proceedings. Except as otherwise indicated, given the preliminary stage of these proceedings and the claims and issues presented, we cannot estimate a range of reasonably possible losses.

In addition, we are regularly subject to claims, litigation, and other proceedings, including potential regulatory proceedings, involving employment, intellectual property, privacy and data protection, consumer protection, competition and antitrust laws, and commercial or contractual disputes, and other matters. The outcomes of our legal proceedings and other contingencies are inherently unpredictable, subject to significant uncertainties, and could be material to our operating results and cash flows for a particular period. We evaluate, on a regular basis, developments in our legal proceedings and other contingencies that could affect the amount of liability, including amounts in excess of any previous accruals and reasonably possible losses disclosed, and make adjustments and changes to our accruals and disclosures as appropriate. For the matters we disclose that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible or is immaterial, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies. Until the final resolution of such matters, if any of our estimates and assumptions change or prove to have been incorrect, we may experience losses in excess of the amounts recorded, which could have a material effect on our business, consolidated financial position, results of operations, or cash flows. Except for the matters discussed below, we do not believe that any of our pending litigation, claims, and other proceedings are material to our business.

Lawsuit by David Eraker—On May 11, 2020, David Eraker, our co-founder and former chief executive officer who departed Redfin in 2006, filed a complaint through Appliance Computing III, Inc. (d/b/a Surefield) ("Surefield"), which is a company that Mr. Eraker founded and that we believe he controls, in the U.S. District Court for the Western District of Texas, Waco Division. The complaint alleged that we were infringing four patents claimed to be owned by Surefield without its authorization or license. Surefield sought an unspecified amount of damages and an injunction against us offering products and services that allegedly infringe the patents at issue. On May 17, 2022, the jury returned a verdict in our favor, finding that we did not infringe any of the asserted claims of the patents claimed to be owned by Surefield, and accordingly, we do not owe any damages to Surefield. The jury also found that all asserted claims of Surefield’s claimed patents were invalid. The court entered final judgment on August 15, 2022. On September 12, 2022, Surefield filed a motion for judgment as a matter of law and a motion for a new trial. In the motions, Surefield asserts that no jury could have found non-infringement based on the trial record, among other things. We filed oppositions to the motions on October 3, 2022 and Surefield filed replies on October 21, 2022. On October 7, 2024, the court appointed a technical advisor to assist the court with the pending post-trial motions. On February 20, 2025, the court issued an order denying Surefield’s motion for judgment as a matter of law and motion for a new trial. Surefield filed a notice of appeal on March 24, 2025. Surefield’s opening appeal brief is due on July 28, 2025.

Lawsuits Alleging Antitrust Violations—Since October 2023, a number of class action lawsuits have been filed on behalf of putative classes of home buyers and home sellers against the National Association of Realtors, local real estate associations, multiple listing services, and various residential real estate brokerages in various federal districts in the United States. Some of these lawsuits name Redfin as a defendant, including:

•      Don Gibson, et al. v. National Association of Realtors, et al., Case no. 4:23-cv-00788-SRB, filed on October 31, 2023 in United States District Court for the Western District of Missouri (the “Gibson Action”).

•      Mya Batton et al. v. Compass, Inc., et al., Case no. 1:23-cv-15618, filed on November 2, 2023 in United States District Court for the Northern District of Illinois.

•      1925 Hooper LLC, et al. v. The National Association of Realtors, et al., Case no. 1:23-cv-05392-SEG, filed on December 6, 2023 in the United States District Court for the Northern District of Georgia. This matter was dismissed with prejudice following a consent motion on November 21, 2024.

•      Daniel Umpa v. The National Association of Realtors, et al., Case no. 4:23-cv-00945-FJG, filed on December 27, 2023 in the United States District Court for the Western District of Missouri (the “Umpa Action”).

•      Nathaniel Whaley v. National Association of Realtors, et al., Case no. 2:24-cv-00105-GMN-MDC, filed on January 25, 2024 in the United States District Court for the District of Nevada.

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•      Angela Boykin v. National Association of Realtors, et al., Case No. 2:24-cv-00340, filed on February 16, 2024 in the United States District Court for the District of Nevada.

•     Freedlund v. Redfin Corporation, et al., Case No. 2:24-cv-01561, filed on February 26, 2024 in the United States District Court for the Central District of California. This matter was voluntarily dismissed without prejudice on May 30, 2024.

•      Rajninder (Raven) Jutla, et al. v. Redfin Corporation, et al., Case No. 2:24-cv-00464, filed on April 1, 2024 in the United States District Court for the Eastern District of California and transferred to the United States District Court for the Western District of Washington on April 5, 2024.

These lawsuits variously allege a conspiracy to fix prices stemming from a National Association of Realtors rule, which allegedly requires brokers to make a blanket, non-negotiable offer of buyer broker compensation when listing a property on a multiple listing service. The plaintiffs generally seek injunctive relief, unspecified damages under federal antitrust law, and unspecified damages under various state laws. The Judicial Panel on Multidistrict Litigation denied a motion to consolidate some of these cases as In re Real Estate Commission Antitrust Litigation, MDL No. 3100 on April 12, 2024. At this time, except as set forth below, we are unable to predict the potential outcome of these lawsuits.

On May 3, 2024, we entered into a settlement term sheet (the “Proposed Settlement”) and on June 26, 2024, we executed a settlement agreement (the “Settlement Agreement”) to resolve, on a nationwide basis, all claims asserted in the Gibson Action and the Umpa Action, each pending in the United States District Court for the Western District of Missouri. These two cases are collectively referred to as “The Lawsuits.” The Settlement Agreement resolves all claims in the Lawsuits and similar claims on behalf of home sellers on a nationwide basis against Redfin (the “Claims”) and releases Redfin, its subsidiaries and its employees and contractors from the Claims. Neither the Proposed Settlement nor the Settlement Agreement include any admissions of liability.

Under the Settlement Agreement, Redfin paid $9,250 (the “Settlement Amount”) into a qualified settlement fund on August 26, 2024. The Settlement Amount is included in other current assets and accrued and other liabilities in our consolidated balance sheets. In the first quarter of 2024, we recorded the Settlement Amount to general and administrative in our consolidated statements of comprehensive loss. Redfin also agreed to implement or continue certain practices outlined in the Settlement Agreement.

On July 15, 2024, the United States District Court for the Western District of Missouri issued an Order Granting Preliminary Approval of the Settlement Agreement and the court entered an Order granting final approval of the Settlement Agreement on November 4, 2024. On December 3, 2024, a member of the proposed settlement class filed a notice of appeal, appealing the court’s order granting final approval of the Settlement Agreement. On December 16, 2024, additional members of the settlement class separately appealed. The appeals are currently pending before the United States Court of Appeals for the Eighth Circuit.

Lawsuit Alleging Violations of Pay Transparency Law—On July 24, 2024, Redfin was named in a putative class action lawsuit, Hancock v. Redfin, Case No. 24-2-16685-8 SEA in the Superior Court of the State of Washington, County of King. The complaint alleges Redfin failed to comply with Washington’s pay transparency law by failing to disclose the wage scale or salary range in each job posting. Plaintiff, individually and on behalf of the class seeks, (i) statutory damages of $5 to Plaintiff and each class member, (ii) costs and attorneys’ fees, (iii) preliminary and injunctive relief, (iv) declaratory relief, and (v) pre-and post-judgment interest. On September 6, 2024, the Court granted Plaintiff and Redfin’s stipulation for a stay. The action has been stayed pending a ruling by the Washington Supreme Court on whether to accept a certified question impacting the merits of this action. At this time we are unable to predict the potential outcome of this lawsuit.

Other Commitments

Our title and settlement business and our mortgage business each hold cash in escrow at third-party financial institutions on behalf of homebuyers and home sellers. As of June 30, 2025, we held $87,291 in escrow and did not record this amount on our consolidated balance sheets. We may be held contingently liable for the disposition of the cash we hold in escrow.

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Note 6: Acquired Intangible Assets and Goodwill

Acquired Intangible Assets—The following table presents the gross carrying amount and accumulated amortization of intangible assets:

		June 30, 2025			December 31, 2024
	Weighted- Average Useful Lives (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trade names	9.3	$82,690	$(38,362)	$44,328	$82,690	$(33,698)	$48,992
Developed technology	3.3	66,340	(66,340)	—	66,340	(66,102)	238
Customer relationships(1)	10	860	(860)	—	81,360	(31,047)	50,313
Total		$149,890	$(105,562)	$44,328	$230,390	$(130,847)	$99,543

(1) A portion of our customer relationships have been recharacterized to a contract asset due to the Partnership Agreement with Zillow. See Note 1 of our consolidated financial statements for further details.

The following table presents amortization expense:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Amortization expense	$2,333	$4,705	$5,838	$14,452

The following table presents our estimate of remaining amortization expense for intangible assets that existed as of June 30, 2025:

2025, excluding the six months ended June 30, 2025	$5,248
2026	9,330
2027	7,000
2028	7,000
2029	7,000
Thereafter	8,750
Estimated remaining amortization expense	$44,328

Goodwill—The following table presents the carrying amount of goodwill by reporting unit:

	Real Estate Services	Rentals	Mortgage	Total
Balance as of June 30, 2025 and December 31, 2024	$250,231	$159,151	$51,967	$461,349

Note 7: Accrued and Other Liabilities

The components of accrued and other liabilities were as follows:

	June 30, 2025	December 31, 2024
Accrued compensation and benefits	$60,395	$51,842
Miscellaneous accrued liabilities	29,673	15,577
Legal contingencies	9,250	9,250
Deferred revenue from Zillow Partnership	20,000	—
Customer contract liabilities	6,772	6,040
Total accrued and other liabilities	$126,090	$82,709

Note 8: Equity and Equity Compensation Plans

Common Stock—As of June 30, 2025 and December 31, 2024, our amended and restated certificate of incorporation authorized us to issue 500,000,000 shares of common stock with a par value of $0.001 per share.

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Amended and Restated 2004 Equity Incentive Plan—We granted options under our 2004 Equity Incentive Plan, as amended (our "2004 Plan"), until July 26, 2017, when we terminated it in connection with our initial public offering. Accordingly, no shares are available for future issuance under our 2004 Plan. Our 2004 Plan continues to govern outstanding equity awards granted thereunder. The term of each stock option under the plan is no more than 10 years, and each stock option generally vests over a four-year period.

2017 Equity Incentive Plan—Our 2017 Equity Incentive Plan (our "2017 EIP") became effective on July 26, 2017, and provides for the issuance of incentive and nonqualified common stock options and restricted stock units to employees, directors, and consultants. The number of shares of common stock initially reserved for issuance under our 2017 EIP was 7,898,159. The number of shares reserved for issuance under our 2017 EIP will increase automatically on January 1 of each calendar year beginning on January 1, 2018, and continuing through January 1, 2028, by the number of shares equal to the lesser of 5% of the total outstanding shares of our common stock as of the immediately preceding December 31 or an amount determined by our board of directors. The term of each stock option and restricted stock unit under the plan will not exceed 10 years, and each award generally vests between two and four years.

We have reserved shares of common stock for future issuance under our 2017 EIP as follows:

	June 30, 2025	December 31, 2024
Stock options issued and outstanding	1,741,309	2,023,675
Restricted stock units outstanding	11,201,419	13,794,056
Shares available for future equity grants	13,585,726	8,252,747
Total shares reserved for future issuance	26,528,454	24,070,478

2017 Employee Stock Purchase Plan—Our 2017 Employee Stock Purchase Plan (our "ESPP") was approved by our board of directors on July 27, 2017 and enables eligible employees to purchase shares of our common stock at a discount. Purchases will be accomplished through participation in discrete offering periods. We initially reserved 1,600,000 shares of common stock for issuance under our ESPP. The number of shares reserved for issuance under our ESPP will increase automatically on January 1 of each calendar year beginning after the first offering date and continuing through January 1, 2028, by the number of shares equal to the lesser of 1% of the total outstanding shares of our common stock as of the immediately preceding December 31 or an amount determined by our board of directors. On each purchase date, eligible employees will purchase our common stock at a price per share equal to 85% of the lesser of (i) the fair market value of our common stock on the first trading day of the offering period and (ii) the fair market value of our common stock on the purchase date.

We have reserved shares of common stock for future issuance under our ESPP as follows:

	Six Months Ended June 30, 2025	Year Ended December 31, 2024
Shares available for issuance at beginning of period(1)	4,907,528	4,378,042
Shares issued during the period	(285,955)	(734,406)
Total shares available for future issuance at end of period	4,621,573	3,643,636

(1) Includes automatic increase of shares available for issuance, which occurs annually on January 1.

Stock Options—Option activity for the six months ended June 30, 2025 was as follows:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2025	2,023,675	$11.60	1.73	$94
Options exercised	(271,715)	7.70
Options expired	(10,651)	9.17
Outstanding as of June 30, 2025	1,741,309	12.23	1.23	3,085
Options exercisable as of June 30, 2025	1,741,309	12.23	1.23	3,085

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The grant date fair value of our stock options was recorded as stock-based compensation over the stock options' vesting period. All outstanding options were fully vested as of June 30, 2025. We did not recognize any option-related expense during the six months ended June 30, 2025.

Restricted Stock Units—Restricted stock unit activity for the six months ended June 30, 2025 was as follows:

	Restricted Stock Units	Weighted-Average Grant-Date Fair Value
Outstanding as of January 1, 2025	13,794,056	$8.68
Granted	4,907,818	9.66
Vested	(3,740,061)	8.84
Forfeited or canceled	(3,760,394)	8.49
Outstanding or deferred as of June 30, 2025(1)	11,201,419	8.81

(1) Starting with the restricted stock units granted to them in June 2019, our non-employee directors have the option to defer the issuance of common stock receivable upon vesting of such restricted stock units until 60 days following the day they are no longer providing services to us or, if earlier, upon a change in control transaction. The amount reported as vested excludes restricted stock units that have vested but whose settlement into shares has been deferred. The amount reported as outstanding or deferred as of June 30, 2025 includes these restricted stock units. As no further conditions exist to prevent the issuance of the shares of common stock underlying these restricted stock units, the shares are included in basic and diluted weighted shares outstanding used to calculate net loss per share attributable to common stock. The amount of shares whose issuance have been deferred is not considered material and is not reported separately from stock-based compensation in our consolidated statements of changes in mezzanine equity and stockholders’ deficit.

The grant date fair value of restricted stock units is recorded as stock-based compensation over the vesting period. As of June 30, 2025, there was $82,265 of total unrecognized compensation cost related to restricted stock units, which is expected to be recognized over a weighted-average period of 2.41 years.

As of June 30, 2025, there were 2,058,053 restricted stock units subject to performance and market conditions ("PSUs") at 100% of the target level. Depending on our achievement of the performance and market conditions, the actual number of shares of common stock issuable upon vesting of PSUs will range from 0% to 200% of the target amount. For each PSU recipient, the awards will vest only if the recipient is continuing to provide service to us upon our board of directors, or its compensation committee, certifying that we have achieved the PSU's related performance or market conditions. Stock-based compensation expense for PSUs with performance conditions is recognized when it is probable that the performance conditions will be achieved. For PSUs with market conditions, the market condition is reflected in the grant-date fair value of the award and the expense is recognized over the life of the award.

Stock-based compensation expense associated with the PSUs was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
PSU expense	$1,156	$1,042	$2,199	$1,794
Reassessment of achievement of performance conditions	—	(32)	—	(401)
Total expense	$1,156	$1,010	$2,199	$1,393

Compensation Cost—Stock-based compensation, net of forfeitures and the amount capitalized in website and software development costs were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cost of revenue	$2,539	$3,045	$5,146	$5,784
Technology and development(1)	6,813	8,718	14,155	16,957
Marketing	802	1,349	1,706	2,780
General and administrative	4,182	5,119	8,692	10,119
Total stock-based compensation	$14,336	$18,231	$29,699	$35,640

(1) Net of $858 and $998 of stock-based compensation that was capitalized in the three months ended June 30, 2025 and 2024, respectively and $1,605 and $2,263 in the six months ended June 30, 2024 and 2023, respectively.

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Note 9: Net Loss per Share Attributable to Common Stock

Net loss per share attributable to common stock is computed by dividing the net loss attributable to common stock by the weighted-average number of common shares outstanding. We have outstanding stock options, restricted stock units, options to purchase shares under our ESPP, convertible preferred stock, and convertible senior notes, which are considered in the calculation of diluted net loss per share whenever doing so would be dilutive.

We calculate basic and diluted net loss per share attributable to common stock in conformity with the two-class method required for companies with participating securities. The calculation of basic and diluted net loss per share attributable to common stock was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Numerator:
Net loss	$(38,365)	$(27,880)	$(130,884)	$(94,654)
Dividends on convertible preferred stock	—	(191)	—	(424)
Net loss attributable to common stock—basic and diluted	$(38,365)	$(28,071)	$(130,884)	$(95,078)
Denominator:
Weighted-average shares—basic and diluted(1)	128,887,946	120,393,897	128,032,924	119,379,082
Net loss per share attributable to common stock—basic and diluted	$(0.30)	$(0.23)	$(1.02)	$(0.80)

(1) Basic and diluted weighted-average shares outstanding include (i) common stock earned but not yet issued related to share-based dividends on our convertible preferred stock, and (ii) restricted stock units that have vested but whose settlement into common stock were deferred at the option of certain non-employee directors.

The following outstanding shares of common stock equivalents were excluded from the computation of the diluted net loss per share for the periods presented because their effect would have been anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
2025 notes as if converted(1)	1,017,284	1,017,284	1,017,284	1,017,284
2027 notes as if converted(1)	5,379,209	5,379,209	5,379,209	5,379,209
Convertible preferred stock as if converted	—	2,040,000	—	2,040,000
Stock options outstanding	1,741,309	2,340,714	1,741,309	2,340,714
Restricted stock units outstanding(2)(3)	11,201,419	14,885,362	11,201,419	14,885,362
Total	19,339,221	25,662,569	19,339,221	25,662,569

(1) Based on the closing price of our common stock of $11.19 on June 30, 2025, the if-converted values of both convertible notes were less than the principal amounts.

(2) Excludes 2,058,053 incremental PSUs that could vest, assuming applicable performance criteria and market conditions are achieved at 200% of target, which is the maximum achievement level. See Note 9 for additional information regarding PSUs.

(3) Excludes 0 restricted stock units that have vested but whose settlement into common stock were deferred at the option of certain non-employee directors as of June 30, 2025.

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Note 10: Income Taxes

During the six months ended June 30, 2025, we recorded an income tax expense of $208 resulting in an effective tax rate of (0.16)%, which is primarily a result of current state income taxes. Our current income tax expense was supplemented by deferred tax expenses associated with increases to indefinite-lived deferred tax liabilities created through the Company’s April 2, 2021 acquisition of Rent., and April 1, 2022 acquisition of Bay Equity. Our June 30, 2024 effective tax rate of (0.41%) is primarily a result of current state taxes which are supplemented by deferred tax expenses associated with increases to indefinite-lived deferred tax liabilities created through the Company’s April 2, 2021 acquisition of Rent., and April 1, 2022 acquisition of Bay Equity.

In determining the realizability of the net U.S. federal and state deferred tax assets, we consider numerous factors including historical profitability, estimated future taxable income, prudent and feasible tax planning strategies, and the industry in which we operate. Management reassesses the realization of the deferred tax assets each reporting period, which resulted in a valuation allowance against the full amount of our U.S. deferred tax assets for the six months ended June 30, 2025 and 2024. To the extent that the financial results of our U.S. operations improve in the future and the deferred tax assets become realizable, we will reduce the valuation allowance through earnings.

Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, substantial changes in our ownership may limit the amount of net operating loss ("NOL") and income tax credit carryforwards that could be utilized annually in the future to offset taxable income and income tax liabilities. Any such annual limitation may significantly reduce the utilization of the NOLs and income tax credits before they expire. A Section 382 limitation study performed as of March 31, 2017 determined that we experienced an ownership change in 2006 with $1,506 of the 2006 NOL and $32 of the 2006 research and development tax credit unavailable for future use. Furthermore, in connection with our acquisition of Rent., Rent. experienced an ownership change that triggered Section 382. As of September 30, 2021, Rent. completed a Section 382 limitation study and, based on this analysis, we do not expect a reduction in the availability of Rent.'s pre-change NOLs.

As of December 31, 2024, we had accumulated approximately $630,060 of federal net operating losses, approximately $34,939 (tax effected) of state net operating losses, and approximately $4,515 of foreign net operating losses. Federal net operating losses are available to offset federal taxable income and begin to expire in 2024, with net operating loss carryforwards of $506,157 generated after 2017 available to offset future U.S. federal taxable income over an indefinite period.

Net research and development credit carryforwards of $27,136 and $23,968 are available as of December 31, 2024 and 2023, respectively, to reduce future liabilities. The research and development credit carryforwards begin to expire in 2026.

Deductible but limited federal business interest expense carryforwards of $167,417 and $149,464 are available as of December 31, 2024 and 2023, respectively, to offset future U.S. federal taxable income over an indefinite period.

Our material income tax jurisdiction is the United States (federal) and Canada (foreign). As a result of NOL carryforwards, we are subject to audit for all tax years for federal and foreign purposes. All tax years remain subject to examination in various other jurisdictions that are not material to our consolidated financial statements.

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Note 11: Debt

As of June 30, 2025, outstanding borrowings of our debt are as follows:

	Maturity of Debt
Lender	2025	2026	2027	2028	2029	Thereafter
Warehouse Credit Facilities
City National Bank	$33,189	$—	$—	$—	$—	$—
Origin Bank	35,605	—	—	—	—	—
M&T Bank	29,371	—	—	—	—	—
Prosperity Bank	60,074	—	—	—	—	—

Term Loan	—	—	—	242,654	—	—

Convertible Senior Notes
2025 notes	73,669	—	—	—	—	—
2027 notes	—	—	499,671	—	—	—
Total borrowings	$231,908	$—	$499,671	$242,654	$—	$—

Warehouse Credit Facilities—To provide capital for the mortgage loans that it originates, our mortgage business utilizes warehouse credit facilities that are classified as current liabilities on our consolidated balance sheets. Borrowings under each warehouse credit facility are secured by the related mortgage loan, and rights and income related to the loans.

Each warehouse credit facility contains various restrictive and financial covenants and provides that a breach or failure to satisfy these covenants constitutes an event of default.

The following table summarizes borrowings under these facilities as of the periods presented:

	June 30, 2025			December 31, 2024
Lender	Borrowing Capacity	Outstanding Borrowings	Weighted- Average Interest Rate on Outstanding Borrowings	Borrowing Capacity	Outstanding Borrowings	Weighted- Average Interest Rate on Outstanding Borrowings
City National Bank	$75,000	$33,189	6.24%	$75,000	$36,734	6.26%
Origin Bank	100,000	35,605	6.17%	100,000	28,920	6.45%
M&T Bank	75,000	29,371	6.40%	75,000	21,969	6.46%
Prosperity Bank	100,000	60,074	5.95%	100,000	59,006	5.98%
Total	$350,000	$158,239		$350,000	$146,629

Term Loan—On October 20, 2023, we entered into a definitive agreement with Apollo Capital Management, L.P. and its affiliates (“Apollo”) whereby Apollo agreed to commit up to $250,000 of financing for us in the form of a first lien term loan facility (the “facility”). We borrowed the first half of the facility on October 20, 2023, and the remaining $125,000 was available as a delayed draw term loan. On May 31, 2024, we drew down the remaining $125,000 of the facility.

The facility is pre-payable at par, after 12 months of call protection (during which prepayment would be at 101% of par), or with respect to prepayments made with respect to a change of control, at 101% of par, and carries a five-year term, maturing October 20, 2028. Interest will be charged at the Secured Overnight Financing Rate (“SOFR”) +575 basis points for the first five full fiscal quarters after closing, with step-downs to SOFR +550 basis points and SOFR +525 basis points thereafter upon achieving agreed performance metrics. The facility requires that we maintain cash and cash equivalents of $75,000 which is tested on a quarterly basis. The negative covenants include restrictions on the incurrence of liens and indebtedness, investments, certain merger transactions, and other matters, all subject to certain exceptions. The effective interest rate for our term loan is 11.07%.

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The facility includes customary events of default that, include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control, and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the facility. In addition, the facility prohibits us from making any cash payments on the conversion or repurchase of our notes if an event of default exists under our term loan facility, or if, after giving effect to such conversion or repurchase, we would not be in compliance with the financial covenants under our term loan facility.

As security for our obligations under the facility, we granted Apollo a first priority security interest on substantially all of our assets and the assets of our material subsidiaries, subject to certain exceptions. Therefore, in a bankruptcy, Apollo first, and the holders of our convertible senior notes second, would have a claim to our assets senior to the claims of holders of our common stock.

The components of the term loan were as follows:

June 30, 2025
Aggregate Principal Amount	Unamortized Debt Discount	Unamortized Debt Issuance Costs	Net Carrying Amount
$246,250	$2,231	$1,365	$242,654

December 31, 2024
Aggregate Principal Amount	Unamortized Debt Discount	Unamortized Debt Issuance Costs	Net Carrying Amount
$247,500	$2,571	$1,585	$243,344

Convertible Senior Notes—We have issued convertible senior notes with the following characteristics:

Issuance	Maturity Date	Stated Cash Interest Rate	Effective Interest Rate	First Interest Payment Date	Semi-Annual Interest Payment Dates	Conversion Rate
2025 notes	October 15, 2025	—%	0.42%	—	—	13.7920
2027 notes	April 1, 2027	0.50%	0.87%	October 1, 2021	April 1; October 1	10.6920

We issued our 2025 notes on October 20, 2020, with an aggregate principal amount of $661,250. In the three and six months ended June 30, 2025, we did not repurchase any of our 2025 notes.

We issued our 2027 notes on March 25, 2021 and April 5, 2021, with an aggregate principal amount of $575,000.

The components of our convertible senior notes were as follows:

	June 30, 2025
Issuance	Aggregate Principal Amount	Unamortized Debt Issuance Costs	Net Carrying Amount
2025 notes	$73,759	$90	$73,669
2027 notes	503,106	3,435	499,671

	December 31, 2024
Issuance	Aggregate Principal Amount	Unamortized Debt Issuance Costs	Net Carrying Amount
2025 notes	$73,759	$243	$73,516
2027 notes	503,106	4,415	498,691

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	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
2025 notes
Amortization of debt issuance costs	$77	$534	$154	$1,047
Total interest expense	$77	$534	$154	$1,047

2027 notes
Contractual interest expense	629	629	1,258	1,258
Amortization of debt issuance costs	490	490	980	980
Total interest expense	$1,119	$1,119	$2,238	$2,238

Total
Contractual interest expense	629	629	1,258	1,258
Amortization of debt issuance costs	567	1,024	1,134	2,027
Total interest expense	$1,196	$1,653	$2,392	$3,285

Conversion of Our Convertible Senior Notes

Prior to the free conversion date, a holder of each tranche of our convertible senior notes may convert its notes in multiples of $1,000 principal amount only if one or more of the conditions described below is satisfied. On or after the free conversion date, a holder may convert its notes in such multiples without any conditions. The free conversion date is July 15, 2025 for our 2025 notes and January 1, 2027 for our 2027 notes.

The conditions are:

•      during any calendar quarter (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•      during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the applicable notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day;

•      if we call any or all of the applicable notes for redemption, at any time prior to the close of business on the scheduled trading day prior to the redemption date; or

•       upon the occurrence of specified corporate events.

We intend to settle any future conversions of our convertible senior notes by paying or delivering, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election. We apply the if-converted method to calculate diluted earnings per share when applicable. Under the if-converted method, the denominator of the diluted earnings per share calculation is adjusted to reflect the full number of common shares issuable upon conversion, while the numerator is adjusted to add back interest expense for the period. None of the above conditions were satisfied during the three months ended June 30, 2025.

Classification of Our Convertible Senior Notes

The difference between the principal amount of the notes and the net carrying amount represents the unamortized debt discount, which we record as a deduction from the debt liability in our consolidated balance sheets. This discount is amortized to interest expense using the effective interest method over the term of the notes.

See Note 2 for fair value information related to our convertible senior notes.

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Cross-acceleration and Cross-default Provisions of our Convertible Senior Notes, Term Loan, and Warehouse Credit Facilities—The indentures governing our 2025 and 2027 convertible senior notes contain cross-acceleration and cross-default provisions. These provisions could have the effect of creating an event of default under the indenture for either our 2025 or 2027 convertible senior notes, despite our compliance with that agreement, due solely to an event of default or failure to pay amounts owed under the indenture for the other tranche of convertible senior notes. Accordingly, all or a significant portion of our outstanding convertible senior notes could become immediately payable due solely to our failure to comply with the terms of a single agreement governing either our 2025 or 2027 convertible senior notes. In addition, each of our warehouse credit facilities and term loan facility contain cross-acceleration and cross-default provisions. These provisions could have the effect of creating an event of default under the agreement for any such facility, despite our compliance with that agreement, due solely to an event of default or failure to pay amounts owed under the agreement for another facility. Accordingly, all or a significant portion of our outstanding warehouse indebtedness or outstanding term loan indebtedness could become immediately payable due solely to our failure to comply with the terms of a single agreement governing one of our facilities. While the cross-default provisions in our existing warehouse credit facilities do not pick up defaults under our convertible senior notes and our existing warehouse credit facilities are carved out of the cross-payment default provisions in our 2025 and 2027 senior notes given that they constitute non-recourse debt, any default under our convertible senior notes would trigger an event of default under our term loan facility and, similarly, any default under our term loan facility would trigger the cross-payment default provisions in our 2025 and 2027 senior notes.

2027 Capped Calls—In 2021, and in connection with the pricing of our 2027 notes, we entered into capped call transactions with certain counterparties (the “2027 capped calls”). The 2027 capped calls have initial strike prices of $93.53 per share and initial cap prices of $138.56 per share, in each case subject to certain adjustments. Conditions that cause adjustments to the initial strike price and initial cap price of the 2027 capped calls are similar to the conditions that result in corresponding adjustments to the conversion rate for our 2027 notes. The 2027 capped calls cover, subject to anti-dilution adjustments, 6,147,900 shares of our common stock and are generally intended to reduce or offset the potential dilution to our common stock upon any conversion of the 2027 notes, with such reduction or offset, as the case may be, subject to a cap based on the cap price. The 2027 capped calls are separate transactions, and not part of the terms of our 2027 notes. As these instruments meet certain accounting criteria, the 2027 capped calls are recorded in stockholders’ (deficit) equity and are not accounted for as derivatives. The cost of $62,647 incurred in connection with the 2027 capped calls was recorded as a reduction to additional paid-in capital.

Note 12: Subsequent Events

We evaluated subsequent events from June 30, 2025, the date of these consolidated financial statements, through July 24, 2025, which represents the date the consolidated financial statements were issued, for events requiring recording or disclosure in the consolidated financial statements for the quarter ended June 30, 2025. We concluded that no events have occurred that would require recognition or disclosure in the consolidated financial statements, except as described below.

Completed Transaction with Rocket Companies— On July 1, 2025, we completed the merger with Rocket Companies, Inc. ("Rocket") pursuant to the Agreement and Plan of Merger dated March 9, 2025. We became a direct wholly owned subsidiary of Rocket, with our stockholders receiving 0.7926 shares of Rocket's Class A common stock for each share of our common stock. Following completion of the merger, we ceased to be a publicly traded company and our common stock was delisted from the Nasdaq Global Select Market.

Term Loan Repayment— On July 15, 2025, our parent company, Rocket, paid off the entire outstanding balance of our term loan facility with Apollo Capital Management, L.P. and its affiliates. The facility, which had an original commitment of $250,000 and was scheduled to mature on October 20, 2028, was prepaid in full at par value. The principal amount repaid was $246,250, plus accrued interest.

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